Exhibit 1.3

(TRANSLATION)

CHARTER OF THE BOARD OF DIRECTORS

SONY CORPORATION

(TRANSLATION)

CHARTER OF THE BOARD OF DIRECTORS

OF

SONY CORPORATION

Article 1.	Purpose of Charter

The purpose of this Charter of the Board of Directors of Sony Corporation (hereinafter referred to as the “Corporation”) is to set forth the basic governance principles of the Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors”) and its committees, subject to applicable law, regulation and the Articles of Incorporation. The Board of Directors and such committees shall follow this Charter, as well as applicable law, regulation and the Articles of Incorporation, while adhering to high ethical standards.

Article 2.	Purpose and Duties of Board of Directors

(1)	The purpose of the Board of Directors shall be to enhance the corporate value of Sony Group.

(2)	The Board of Directors shall perform the following duties in furtherance of the purpose set forth in the preceding paragraph:

	Determine the fundamental management policies of the Sony Group and other matters to be approved by the Board of Directors pursuant to applicable law, regulation, the Articles of Incorporation and this Charter.

‚	Oversee the performance of the duties of Directors and Corporate Executive Officers and the performance of Sony Group’s business operations.

Article 3.	Constitution of Board of Directors

The Board of Directors shall consist of not fewer than ten (10) Directors and not more than twenty (20) Directors.

Article 4. Director Qualifications

(1)	All Directors shall satisfy all of the following qualifications:

	Shall not be a director, a statutory auditor, a corporate executive officer, a general manager or other employees of any company in competition with Sony Group in any of Sony Group’s principal businesses (hereinafter referred to as “Competing Company”) or own three percent (3%) or more of the shares of any Competing Company.

‚	Shall not be or have been a representative partner or partner of any independent auditor of Sony Group during the past three (3) years before being nominated as a Director.

ƒ	Shall not have any connection with any matter that may cause a material conflict of interest in performing the duties of a Director.

(2)	Directors who are Corporate Executive Officers shall also satisfy the following qualification:

Shall, in their roles as Corporate Executive Officers, be those responsible for determining the fundamental policies and strategies regarding the management and governance of Sony Group.

(3)	Directors who will be deemed “Outside Directors” by the Corporation shall also satisfy all of the following qualifications as well as those for “Outside Director” as provided in the Companies Act of Japan:

	Shall not have received directly from Sony Group, during any consecutive twelve-month (12 month) period within the last three (3) years, more than an amount equivalent to one hundred twenty thousand

United States dollars (US$120,000), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

‚	Shall not be a director, a statutory auditor, a corporate executive officer, a general manager or other employees of any company whose aggregate amount of transactions with Sony Group, in any of the last three (3) fiscal years, exceeds the greater of an amount equivalent to one million United States dollars (US$1,000,000), or two percent (2%) of the annual consolidated sales of such company.

Article 5.	Re-election of Outside Directors

Each Outside Director may, by resolution of the Nominating Committee, be nominated as a Director candidate for re-election five (5) times, and thereafter by resolution of the Nominating Committee and by consent of all of the Directors; provided, however, that in no event may any Outside Director be re-elected more than eight (8) times.

Article 6.	Chairman of the Board and Vice Chairmen of the Board

(1)	The Chairman of the Board of Directors (hereinafter referred to as the “Chairman of the Board”) shall be appointed by a resolution of the Board of Directors from among the Directors who are not Representative Corporate Executive Officers.

(2)	The Chairman of the Board shall convene meetings of the Board of Directors, determine the agenda of such meetings, and perform such acts as provided in this Charter.

(3)	When the Chairman of the Board is unable to act, another Director, who shall be designated in accordance with an order of priority previously determined by a resolution of the Board of Directors, shall act as the Chairman of the Board.

(4)	The Board of Directors may appoint one (1) or more vice chairmen of the Board of Directors (hereinafter referred to as the “Vice Chairmen of the Board”) from among the Directors who are not Representative Corporate Executive Officers. Vice Chairmen of the Board shall assist the Chairman of the Board.

(5)	The Chairman of the Board and Vice Chairmen of the Board may attend meetings of the committees set out in Article 14, Paragraph 1 (hereinafter each referred to as a “Committee” and collectively as the “Committees”) as an observer. The Chairman of the Board and Vice Chairmen of the Board shall not have a right to vote at such Committees, unless they are members thereof.

(6)	The Chairman of the Board and Vice Chairmen of the Board may invite any person, as deemed necessary, to attend meetings of the Board of Directors and to report or express his or her opinion.

Article 7.	Meetings of Board of Directors

(1)	Meetings of the Board of Directors shall be held at least once every three (3) months and at least six (6) times per year and additionally when necessary.

(2)	The Board of Directors shall set its annual meeting schedule, activity plan and budget plan.

Article 8.	Convocation of Meetings of Board of Directors

(1)	Meetings of the Board of Directors, as provided in Article 6, Paragraph 2, shall, as a general rule, be convened by the Chairman of the Board.

(2)

If a Committee deems it necessary by adopting a resolution of such Committee to convene a meeting of the Board of Directors, the Chairman of the Committee shall upon appointment by the relevant Committee request the Chairman of the Board to convene a meeting of the Board of Directors pursuant to Paragraph 4 of this Article, and the Chairman of the Board shall convene a meeting of the Board of Directors. The Chairman of the Committee may convene a meeting of the Board of Directors in accordance with Paragraph 3 of this Article if the Chairman of the Board does not convene the meeting despite such request; provided, however, that such convocation shall be made in writing with the agenda to be submitted to the meeting of the Board of Directors.

(3)	To convene a meeting of the Board of Directors, the Chairman of the Board shall send a notice of the meeting setting out the date and location of the meeting (with an agenda and back-up materials, as appropriate, at his/her discretion) to each Director at least five (5) days prior to the date set for the meeting (such notice may be sent by electronic means such as e-mails with the consent of the relevant Director(s)). In the case of urgency, such notice period may be shortened. Meetings may be convened without following these convocation procedures with the consent of all Directors.

(4)	If a Director (other than the Chairman of the Board) and/or a Corporate Executive Officer wishes to convene a meeting of the Board of Directors, such Director or Corporate Executive Officer must submit an agenda in writing (with back-up materials, as appropriate) to the Chairman of the Board and request the Chairman of the Board to convene a meeting of the Board of Directors. With the approval of the Chairman of the Board, the agenda and appropriate back-up materials may be submitted to him/her by electronic means such as e-mails.

(5)	In the event a request for a meeting referred to in the preceding paragraph is made, and if, within five (5) days of such request, a notice of convocation of a meeting within two (2) weeks of the date of the request is not issued, the Director or Corporate Executive Officer who made the request may convene a meeting of the Board of Directors in accordance with Paragraph 3 of this Article, provided, however, that such convocation shall be made in writing with the agenda to be submitted to the meeting of the Board of Directors.

Article 9.	Agenda of the Board of Directors

(1)	Unless otherwise provided by law, regulation or the Articles of Incorporation, the agenda of the Board of Directors shall be determined by the Chairman of the Board, in accordance with proposals made by Directors and Corporate Executive Officers, or upon his/her own decision as the Chairman of the Board.

(2)	The Director or Corporate Executive Officer who made a proposal under the preceding paragraph to the Chairman of the Board may request the Chairman of the Board to withdraw such submission.

Article 10.	Quorum and Resolutions of Board of Directors

(1)	A quorum of a meeting of the Board of Directors shall be a majority of all Directors who may participate in a resolution, and a resolution of the Board of Directors shall be decided by a majority of the Directors present.

(2)	No Director who has a conflict of interest with respect to an agenda item shall participate in any consideration or decision of such agenda item.

(3)	Notwithstanding Paragraph 1 of this Article, in the event a Director makes a proposal of a matter to be resolved by the Board of Directors and then all of the Directors who may participate in the decision of such proposal unanimously consent to such proposal in writing or electronically, the Board of Directors shall be deemed to have approved such proposal.

Article 11.	Matters to be Decided by Board of Directors

(1)	The matters requiring decision by the Board of Directors are those set forth in Appendix 1 of this Charter and such other matters as provided by law, regulation or the Articles of Incorporation.

(2)	Determination of matters not included in the preceding paragraph shall be delegated to Corporate Executive Officers, subject to a resolution of the Board of Directors.

Article 12.	Matters to be reported to Board of Directors

(1)	Matters to be reported to the Board of Directors are those set forth in Appendix 2 of this Charter and such other matters as provided by law, regulation or the Articles of Incorporation.

(2)	Notwithstanding Paragraph 1 of this Article, in the event a Corporate Executive Officer or a Director provides to all Directors the required report in writing or electronically, a formal report at the Board of Directors meeting may be omitted, provided, however, that in no event, may a report required under Article 20, Paragraph 4, be omitted in this manner.

Article 13.	Minutes of Board of Directors

(1)	With respect to proceedings at meetings of the Board of Directors, minutes shall be prepared in writing or electronically and kept at the head office of the Corporation for at least ten (10) years from the date of the meeting.

(2)	A summary of all proceedings at meetings of the Board of Directors, the results of such proceedings, and any other matters as provided by law or regulation shall be recorded in the minutes, and the Directors present shall affix their names and seals thereon or put their electronic signatures thereon. Notwithstanding the above, for the minutes that record matters deemed to have been approved by the Board of Directors pursuant to Article 10, Paragraph 3 and the minutes that record matters omitted to be reported to the Board of Directors pursuant to Article 12, Paragraph 2, the minutes shall be prepared in writing or electronically, but no Directors are required to affix their names and seals thereon or put their electronic signatures thereon.

(3)	Unless otherwise provided by law or regulation, any person wishing to examine or copy the minutes of the Board of Directors shall seek approval of the Chairman of the Board or a Vice Chairman of the Board, except that Directors need no such approval. The Chairman of the Board and the Vice Chairman of the Board may delegate such approval authority to the administrative office of the Board of Directors.

Article 14.	Committees

(1)	The Corporation has a Nominating Committee, Audit Committee and Compensation Committee. The matters related to each Committee, unless otherwise provided in this Charter, shall be set forth in the Charter of each Committee as determined by the Board of Directors (hereinafter referred to as the “Charter of the Committee”).

(2)	The Board of Directors shall appoint and remove members of each Committee and a Chairman of each Committee, pursuant to law, regulation, the Articles of Incorporation and this Charter.

(3)	Any Director may examine and make copies of minutes of a Committee meeting.

(4)	Unless otherwise provided by law or regulation, any person wishing to examine or copy the minutes of a Committee shall seek approval from the Chairman of such Committee, except that Directors need no such approval. The Chairman of each Committee may delegate such approval authority to the administrative office of such Committee.

Article 15.	Constitution of Nominating Committee

The Nominating Committee shall consist of at least three (3) Directors, the majority of whom shall be Outside Directors. At least one (1) Director of the Nominating Committee shall be a Corporate Executive Officer. In determining whether to appoint or remove a Nominating Committee Member, continuity of the Nominating Committee shall be duly taken into account.

Article 16.	Constitution of Audit Committee

(1)	The Audit Committee shall consist of at least three (3) Directors, the majority of whom shall be Outside Directors, and subject also to Paragraph 2, below. In determining whether to appoint or remove an Audit Committee Member, continuity of the Audit Committee shall be duly taken into account.

(2)	Each member of the Audit Committee (hereinafter referred to as an “Audit Committee Member”) shall satisfy all of the following qualifications:

	Shall not be a director engaged in the business operation, a corporate executive officer, an accounting counselor, a general manager or other employees of the Corporation or its subsidiaries.

‚	Shall meet the independence requirements or such other equivalent requirements of the U.S. securities laws and regulations as may from time to time be applicable to the Corporation.

Moreover, at least one (1) Audit Committee Member shall meet the audit committee financial expert requirements or such other equivalent requirements of the U.S. securities laws and regulations as may from time to time be applicable to the Corporation. The Board of Directors shall make a determination on whether or not such Audit Committee Members meet these requirements.

(3)	No Audit Committee Member shall become, as a general rule, a member of the Nominating Committee or the Compensation Committee.

Article 17.	Constitution of Compensation Committee

The Compensation Committee shall consist of at least three (3) Directors, the majority of whom shall be Outside Directors and, as a general rule, at least one (1) Director of the Compensation Committee shall be a Corporate Executive Officer; provided, however, that a Director who is a CEO (Chief Executive Officer) or a COO (Chief Operating Officer) of Sony Group or at any equivalent position shall not be a member of the Compensation Committee (hereinafter referred to as a “Compensation Committee Member”). In determining whether to appoint or remove a Compensation Committee Member, continuity of the Compensation Committee shall be duly taken into account.

Article 18.	Chairmen of Committees

(1)	A Chairman of each Committee shall be appointed from among the members of such Committee by a resolution of the Board of Directors and shall be an Outside Director.

(2)	The Chairman of each Committee shall convene meetings of the Committee, set the agenda of the Committee, and perform the acts provided in this Charter or the Charter of the Committee.

(3)	When a Chairman of a Committee is unable to act, another Director of such Committee shall act as Chairman of the Committee, upon an order of priority previously determined by a resolution of the Board of Directors.

Article 19.	Optional Committees

The Board of Directors may, in addition to the Nominating Committee, Compensation Committee and Audit Committee, establish committees consisting of all or some of the Directors, Corporate Executive Officers and other senior management.

Article 20.	Corporate Executive Officers and Representative Corporate Executive Officers

(1)	The Board of Directors shall appoint Corporate Executive Officers; it shall additionally appoint Representative Corporate Executive Officers from among the Corporate Executive Officers, and as a general rule from among those Corporate Executive Officers who are Directors.

(2)	The Board of Directors may remove Corporate Executive Officers and Representative Corporate Executive Officers from such positions at any time.

(3)	The Board of Directors shall determine the relationship among Corporate Executive Officers, including but not limited to the assignment of their duties and the supervising and directing relationships among them.

(4)	Each Corporate Executive Officer (by himself/herself or through proxy who is another Corporate Executive Officer) shall report to the Board of Directors the status of the performance of their duties at least once each three (3) months directly or through other Corporate Executive Officers.

(5)	The Board of Directors may require Corporate Executive Officers to attend meetings of the Board of Directors and to address such matters as may be requested by the Board of Directors.

Article 21.	Administrative Office

(1)	The Board of Directors shall have an administrative office to administer the business of the Board of Directors.

(2)	Administrative offices of the Nominating Committee, Compensation Committee and Audit Committee shall be established in the administrative office of the Board of Directors.

Article 22.	Expenses

The Board of Directors shall charge the Corporation for necessary expenses incurred in accordance with the activity plan and budget plan provided in Article 7, Paragraph 2, including fees for outside consultants, outside attorneys and other experts retained by the Board of Directors as it deems necessary to perform its duties.

Article 23.	Modification or Abolition

The modification or abolition of this Charter is subject to a resolution of the Board of Directors.

ADDENDUM

This Charter shall come into force on June 20, 2003.

Amended:	June 22, 2004
(*Amendment to Appendix 1 to be effective on July 1, 2004)
June 22, 2005
October 26, 2005
June 22, 2006
June 20, 2008
June 18, 2010
June 23, 2015

Appendix 1: Matters to be decided by Board of Directors

1.	General meetings of shareholders

Determination of the convocation of a general meeting of shareholders and the contents of the agenda to be submitted to the meeting (excluding the agenda items regarding the determination of Director candidates and the appointment, removal and non-reappointment of independent auditors, as such matters are determined by the Nominating Committee and Audit Committee, respectively)

2.	Shares and reorganization of the Corporation

2.1	Listing of shares on stock exchanges and delisting of such shares

2.2	Transfer or assignment of all or a substantial part of the business, lease of all the business, and delegation of authority to management, of the Corporation; entering into, terminating, and amending agreements with any other companies regarding the distribution of all profits and losses of the Corporation , or a takeover of all of the business of another company by the Corporation (excluding simplified takeovers as defined under the Companies Act)

2.3	Determination of the content of proposals to be presented to a general meetings of shareholders for a share exchange, share transfer, corporate split, merger or any other reorganization of the Corporation (excluding simplified share exchanges, corporate splits and mergers as defined under the Companies Act)

2.4	Issuance of shares or stock acquisition rights or sale of repurchased shares constituting not less than 5% of the total issued shares

2.5	Issuance of shares or stock acquisition rights or sale of repurchased shares at a specially favorable price or condition

2.6	Determination of purchase by the Corporation of its own shares

2.7	Determination to implement stock price-based compensation of Sony Group

3.	Settlement of accounts, financial statements and dividends

3.1	Approval of non-consolidated financial statements and appended schedules and consolidated financial statements

3.2	Approval of business reports and appended schedules filed under the Companies Act

3.3	Determination of dividends and interim dividends and, if paid, the amount and date of payment

4.	Board of Directors, Committees and Directors

4.1	Adoption, abolition and modification of the Charters of the Board of Directors, Nominating Committee, Audit Committee, Compensation Committee or any other committee established by the Board

4.2	Determination of the Chairman of the Board and any Vice Chairmen of the Board; determination of the order of substitution for the Chairman of the Board

4.3	Appointment and removal of members of each Committee

4.4	Appointment of a Chairman of each Committee; determination of the order of substitution for the Chairmen of Committees

4.5	Determination of any reduction in liability of Directors to the Corporation pursuant to the Articles of Incorporation

4.6	Determination of the contents of limitation of liability agreements with Directors who do not execute the operation of the Corporation

4.7	Approval of transactions that may result in a Director engaging in competitive transactions or transactions entered into by a Director that may result in a conflict of interests between the Corporation and such Director

4.8	Approval of a Director’s assumption of a role as a director, corporate executive officer, statutory auditor, employee or any position in any entity that may result in the Director engaging in competitive transactions or transactions that may result in a conflict of interests between the Corporation and such Director

4.9	Determination of matters to be reported to the Board of Directors from Committees, Corporate Executive Officers and employees

4.10	Determination whether or not an Audit Committee Member is an “Audit Committee Financial Expert”

4.11	Determination of matters necessary for the Audit Committee to execute its duties including:

4.11.1	Matters regarding Directors and/or employees of the Corporation who support the execution of duties by the Audit Committee (the “Audit Committee Supporting Personnel”)

4.11.2	Matters regarding independence of the Audit Committee Supporting Personnel from Corporate Executive Officers and matters to assure that the Audit Committee’s instructions to the Audit Committee Supporting Personnel are carried out

4.11.3	System of reporting to the Audit Committee of the Corporation by Directors (excluding a Director who is an Audit Committee Member), Corporate Executive Officers and employees of the Corporation, and system of reporting to the Audit Committee of the Corporation by Directors, Accounting Advisors, Statutory Auditors, Corporate Executive Officers, Members who execute the business, any personnel who execute their duties under Article 598, Paragraph 1 of the Companies Act of Japan, equivalents thereof, employees or certain personnel who received a report from the above, of Sony Group companies

4.11.4	System to ensure any personnel who make the report referred to in the preceding item would not be treated unfavorably due to their report

4.11.5	Matters regarding the procedures for prepayment or reimbursement of expenses resulting from the execution of duties by the Audit Committee Members and the policy for treatment of any expenses or liabilities resulting from the execution of their duties

4.11.6	Other systems to ensure effective oversight by the Audit Committee

4.12	Adoption, modification or abolition of administrative regulations concerning the Directors

4.13	Determination of matters regarding the independence of the manager of the administrative office of the Board of Directors from Corporate Executive Officers

4.14	Determination of the contents of directors’ and officers’ liability insurance and amendments thereof

5.	Corporate Executive Officers and Other Senior Management

5.1	Appointment and removal of Corporate Executive Officers

5.2	Appointment and removal of Representative Corporate Executive Officers

5.3	Determination of matters regarding the relationship among Corporate Executive Officers, including but not limited to their duties and the supervising and directing relationship among them

5.3.1	Assignment of the duties and powers of Corporate Executive Officers

5.3.2	Relationship among Corporate Executive Officers

5.3.3	Establishment of the Group Executive Committee, determination of members, function, and issues that must be discussed

5.4	Approval of transactions that may result in a Corporate Executive Officer engaging in competitive transactions or transactions entered into a Corporate Executive Officer that may result in a conflict of interests between the Corporation and such Corporate Executive Officer

5.5	Approval of a Corporate Executive Officer’s assumption of a role as a director, corporate executive officer, statutory auditor, employee or any other position in any entity that may result in the Corporate Executive Officer engaging in competitive transactions or transactions that may result in a conflict of interests between the Corporation and such Corporate Executive Officer

5.6	Determination of any reduction in liability of Corporate Executive Officers to the Corporation pursuant to the Articles of Incorporation

5.7	Adoption, modification or abolishment of administrative regulations concerning the Corporate Executive Officers and senior management of Sony Group

6.	Fundamental management policies of Sony Group

6.1	Structure of internal governance of Sony Group

6.1.1	Approval of fundamental matters related to the internal corporate governance of Sony Group and the Corporation

6.1.1.1	Sony Group Code of Conduct

6.1.1.2	Matters related to improvement of governance-related structures of Sony Group and the Corporation

6.1.1.3	Determination of systems to ensure Corporate Executive Officers’ compliance with law, regulation and Articles of Incorporation and systems to ensure the adequacy of the business of Sony Group

6.1.1.3.1	System to ensure the execution of duties by Corporate Executive Officers and employees of the Corporation and Directors, Corporate Executive Officers and employees of Sony Group companies (“Sony Group Personnel”) in compliance with laws, regulations and the Articles of Incorporation

6.1.1.3.2	System to ensure efficient execution of duties by Corporate Executive Officers of the Corporation and Sony Group Personnel

6.1.1.3.3	Systems regarding rules and other structures of risk management of the Corporation and Sony Group companies

6.1.1.3.4	System of reporting to the Corporation regarding matters related to the execution of duties by the Sony Group Personnel

6.1.1.3.5	System regarding the retention/management of information relating to execution of duties by Corporate Executive Officers of the Corporation

6.1.1.4	Global Policy on Insider Trading Prevention and Regulations for Prevention of Insider Trading

6.1.1.5	Any other matters related to the fundamentals of internal corporate governance

6.2.	Approval of mid-term plan (consolidated/segments)

6.2.1	Mid/long-term management policies

6.2.2	Mid/long-term material commitments

6.3	Approval of annual business plan (consolidated/segments)

6.3.1	Annual management policies and prioritized measures

(consolidated/segments)

6.3.2	Key performance indicators (KPI)

6.3.2.1	Sales, profits and cash flow

6.3.2.2	Capital expenditures, investments, cost and inventories

6.4	Approval of substantial changes to the annual business plan

6.5	Approval of material matters, including transfers or takeovers of material assets and loans or credit enhancement of large amounts (the materiality threshold for approval shall be separately determined by the Board of Directors.)

6.6	Determination and amendment of other fundamental management policies of Sony Group (including fundamental management policies of the Corporation)

7.	Others

7.1	Determination of persons to represent the Corporation in the event of litigation between the Corporation and the Director who is an Audit Committee Member

7.2	Determination of the content of remedial measures or any other actions by the Board of Directors regarding matters reported to the Board of Directors by Committees, Corporate Executive Officers or any other employees that require such remedial measures or any other actions by the Board of Directors

7.3	Any other matters required to be approved by the Board of Directors by applicable law, regulation or the Articles of Incorporation.

Appendix 2: Matters to be Reported to Board of Directors

The following matters require prior reporting to the Board of Directors, to the extent possible (not including matters which are required to be reported to Committees under the Charter of each Committee listed in Article 14, Paragraph 1 of this Charter.)

1.	Matters regarding the performance of duties of Corporate Executive Officers

1.1	Report of consolidated results

1.1.1	Quarterly results and annual forecasts

1.1.2	Material discrepancies between planned and actual performance

1.2	Matters that materially affect the Sony Group

1.2.1	Matters that may materially injure Sony brand

1.2.2	Matters that may materially affect the interests of shareholders and other stakeholders

1.2.3	Matters related to investigations and litigation regarding material violations of antitrust laws, securities laws and other laws

1.2.4	Establishment and amendment of the material management structure of Sony Group

1.2.5	Material amendments to accounting policies and principles of the Sony Group

1.2.6	Any other matters that may materially affect the Sony Group

1.3	Material matters, including transfers or takeovers of material assets and loans or credit enhancement of large amounts, except for the matters to be decided by the Board of Directors (The materiality threshold for report shall be separately determined by the Board of Directors. This report does not require prior reporting.)

2.	IR and Disclosure

2.1	Release of results and forecasts

2.2	Contents of the Annual Report to shareholders, Japanese annual report (Yukashoken Houkokusyo) and quarterly report (Shihanki Houkokusyo) under the Financial Instruments and Exchange Act of Japan, Form-20F filing with the U.S. Securities and Exchange Commission, and any other equivalent material disclosure of company information

3.	Matters to be reported by the Nominating Committee

3.1	Content of the deliberations of the Nominating Committee and the results thereof

3.2	Draft list of Director candidates to be submitted to the General Meeting of Shareholders (before the Nominating Committee’s determination of the Director candidates)

4.	Matters to be reported by the Compensation Committee

4.1	Content of the deliberations of the Compensation Committee and the results thereof

5.	Matters to be reported by the Audit Committee and Audit Committee Members

5.1	Content of the deliberations of the Audit Committee and the results thereof

5.2	If defects, as defined in Article 416, Paragraph 1-1 of the Companies Act, arise regarding matters necessary for the Audit Committee to perform its duties, subject to the Companies Act, the content of such defects

5.3	Any violation or suspected violation of any applicable law, regulation or the Articles of Incorporation by a Director or Corporate Executive Officer

6.	Other matters required to be reported to the Board of Directors by applicable law or regulation

7.	Other matters that Directors or Corporate Executive Officers deem necessary to report to the Board of Directors

Materials to be submitted to Directors

1. Minutes of the Nominating Committee

2. Minutes of the Audit Committee

3. Minutes of the Compensation Committee

4. Monthly consolidated financial results

5. Other materials requested by the Directors